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                                   EXHIBIT 15
                LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION






                     ACKNOWLEDGEMENT OF INDEPENDENT AUDITORS


The Board of Directors and Audit Committee
Corus Bankshares, Inc.


We are aware of the incorporation by reference in the following Registration Statements of our report dated May 8, 2003 relating to our review of the unaudited consolidated interim financial statements of Corus Bankshares, Inc. as of and for the three month period ended March 31, 2003 that is included in its Form 10-Q for the quarter ended March 31, 2003:

     - Registration Statement (Form S-8 No. 333-53385) pertaining to the Corus Bankshares, Inc. Bonus Program for Commercial Loan Officers

     - Registration Statement (Form S-8 No. 333-77481) pertaining to the Corus Bankshares, Inc. 1999 Stock Option Plan



                                                 /s/ Ernst & Young LLP

Chicago, Illinois
May 8, 2003